May 6, 2005

Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Johnson Controls, Inc. Registration Statements Nos. 33-50110, 33-57685, 33-64703, 333-13525, 333-59594 and 333-111192 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 33-49862, 333-10707, 333-36311, 333-66073, 333-41564 and 333-117898 on Form S-8.

Commissioners:

We are aware that our report dated May 6, 2005 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three and six month periods ended March 31, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in the afore referenced Registration Statements.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP